MONTE CRISTO & CHILCO ACQUISITION AGREEMENT

THIS AGREEMENT made as of the 7th day of August, 2006

BETWEEN:

TOM PATTERSON, an individual, resident in the province of British Columbia (hereinafter called "Patterson");

- and -

ENTERAYON INC., a body corporate, incorporated under the laws of the State of Delaware (hereinafter called "Enterayon");

WHEREAS Patterson has agreed to sell and otherwise transfer his 100% undivided interest in the Monte Cristo and Chilco property claims (hereinafter called the “Acquisition Lands”) as set forth in the attached Schedule "A" to Enterayon on the terms and conditions set out in this Agreement;

NOW THEREFORE that in consideration of the mutual covenants including, but not limited to the consideration set out in the clause herein entitled "Consideration", contained in this Agreement the Parties agree as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires:

(a)	"Agreement" means this Acquisition agreement including the schedules attached hereto;

(b)
"Acquisition Lands" means those lands as set out in the attached Schedule "A", which are offered for mining purposes only. It is understood that ownership of the title to it does not include ownership of the surface rights or the right to use the surface for residential or recreational purposes;

(c)	"Party" means a party to this Agreement "Parties" means all parties to this Agreement;

(d)	"Permitted Encumbrances" means:

(i)	liens for taxes, assessments and governmental charges which are not due or the validity of which is being diligently contested in good faith by or on behalf of Patterson,

(ii)
liens incurred or created in the ordinary course of business as security in favor of the person who is conducting the development or operation of the Acquisition Lands to which such liens relate for Patterson’s proportionate share of the costs and expenses of such development or operation,

(iii)	mechanics', builders' and materialmen's liens in respect of services rendered or goods supplied for which payment is not due,

(iv)
easements, rights of way, servitudes and other similar rights in land (including without limitation rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph and cable television conduits, poles, wires and cables) which do not materially impair the use of the Acquisition Lands affected thereby,

(v)
the right reserved to or vested in any municipality or government or other public authority by the terms of any lease, license, franchise, grant or permit or by any statutory provision, to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof,

(vi)
rights of general application reserved to or vested in any governmental authority to levy taxes on the or any of them or the income therefrom, and governmental requirements and limitations of general application as to production rates on the operations of any property, and

(vii)
statutory exceptions to title, and the reservations, limitations, provisos and conditions in any original grants from the Crown of any of the mines and minerals within, upon or under the Acquisition Lands; and

(e)	"this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement.

2.	INTERPRETATION

(a)
The expressions "Section", "Subsection", "Clause", "Subclause", "Paragraph" and "Schedule" followed by a number or letter or combination thereof mean and refer to the specified section, subsection, clause, subclause, paragraph and schedule of or to this Agreement.

(b)
The division of this Agreement into sections, subsections, clauses, subclauses and paragraphs and the provision of headings for all or any thereof are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

(c)
When the context reasonably permits, words suggesting the singular shall be construed as suggesting the plural and vice versa, and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral genders.

(d)	There are appended to this Agreement the following schedules pertaining to the following matters:

Schedule "A"                          -       Acquisition Lands
Schedule "B"                      -     Net Smelter Royalty

Such schedules are incorporated herein by reference as though contained in the body hereof.  Wherever any term or condition of such schedules conflicts or is at variance with any term or condition in the body of this Agreement, such term or condition in the body of this Agreement shall prevail.

All losses, costs, claims, damages, expenses and liabilities in respect of which a Party has a claim pursuant to this Agreement include without limitation reasonable legal fees and disbursements on a solicitor and client basis.

3.	CONSIDERATION

As consideration for Patterson selling and otherwise transferring to Enterayon a 100% undivided interest to the Acquisition Lands:

(a)	Enterayon hereby agrees to pay to Patterson the sum of $9,750 US upon execution of this Agreement, such payment not to be refunded to Enterayon under any circumstances; and

(b)
Enterayon hereby grants to Patterson a minimum of 130,000 common shares of Enterayon stock.  Should the 5 day average closing price of Enterayon stock fall below 15 cents on the day prior to the signing of this Agreement, the adjusted number of shares issued to Patterson will equal a cash equivalent price of $19,500.

4.	NET SMELTER ROYALTY

Enterayon shall grant to Patterson a 2.0% net smelter royalty on all production from the Acquisition Lands, in accordance with the terms and conditions set out in Schedule "B" hereto.

5.	DEFAULT

Should Enterayon default under this Agreement then Patterson will provide written notice to Enterayon with specific details of such defaults or failures.  After receiving said notice, Enterayon shall have 60 days to remedy such default. Should Enterayon fail to remedy the default within the 60 day period, Enterayon shall forfeit any rights it has to the Acquisition Lands and this Agreement shall be terminated.

6.	MAINTENANCE OF CLAIMS

Should Enterayon fail to maintain the claims in good standing for at least a minimum of 2 years from the date of this Agreement by recording the necessary work commitments or cash-in-lieu with the Minsitry of Mines of British Columbia, the aforementioned Acquisition Lands will be forfeited and revert back to Patterson.

In event Enterayon plans to lapse the claims, Patterson will be advised within 30 days notice of the exact timing.

7.	REPRESENTATIONS AND WARRANTIES OF PATTERSON

Patterson makes the following representations and warranties to Enterayon, no claim in respect of which shall be made or be enforceable by Enterayon unless written notice of such claim, with reasonable particulars, is given by Enterayon to Patterson within a period of twelve (12) months from the date hereof:

(a)
Patterson is the legal and registered beneficial owner of all of its stated interests in the Acquisition Lands, and such interests are free of any liens, claims, charges, security interests or encumbrances of any kind whatsoever, except for the Permitted Encumbrances;

(b)
there are no actions, suits, proceedings or claims existing or, to the best of the knowledge, information and belief of Patterson pending or threatened with respect to or in any manner challenging ownership of interest in any of the Acquisition Lands, or which might reasonably be expected to result in a material impairment or loss of the Acquisition Lands, or the proposed disposition of interest in the Acquisition Lands;

(c)
Patterson is in material compliance with all applicable laws, rules, regulations, orders and statutes applicable to it, the interest in the Acquisition Lands or the operation of the Acquisition Lands, and Patterson has not received any notice of any violation, and there is no basis for assertion of any violation, of any applicable law, order, rule, regulation, writ, injunction or decree of any court, governmental or conservation authority or any statute, and Patterson holds, in good standing, all licenses, registrations and qualifications required;

(d)
the execution and delivery of this letter agreement and the consummation of the transaction contemplated herein will not, as a result of Patterson’s involvement, violate nor be in conflict with any provision of any material agreement or instrument to which Patterson is a party or is bound or, to the best of the knowledge of Patterson, any judgment, decree, order, statute, rule or regulation applicable to Patterson and no authorizations, approvals or consents are required for the consummation of the transaction contemplated herein by Patterson; and

(e)	Patterson is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

8.	REPRESENTATIONS AND WARRANTIES OF ENTERAYON

Enterayon makes the following representations and warranties to Patterson, no claim in respect of which shall be made or be enforceable by Patterson unless written notice of such claim, with reasonable particulars, is given by Patterson to Enterayon within a period of twelve (12) months from the date hereof:

(a)	Enterayon is duly incorporated and is validly subsisting under the laws of the State of Delaware;

(b)
there is no action, suit, litigation, arbitration, investigation, inquiry or other proceeding in progress, or, to the best of Enterayon’s knowledge, pending or threatened against or relating to Enterayon or its material assets and there is no circumstance, matter or thing known to Enterayon which might give rise to any such proceeding or to any governmental investigation relative to Enterayon and there is not outstanding against Enterayon any judgment, decree, injunction, rule or order of any court, government department, commission, agency or arbitrator; and

(c)
Enterayon has the requisite power, capacity and authority to enter into this letter agreement (and all other agreements and documents required to be delivered hereunder) on the terms and conditions herein set forth.

9.	INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

(a)	Patterson shall be liable to Enterayon for and shall, in addition, indemnify Enterayon from and against, all losses, costs, claims, damages, expenses and liabilities suffered,

sustained, paid or incurred by Enterayon which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Section 10 been accurate and truthful, provided however that nothing in this Subsection 9(a) shall be construed so as to cause Patterson to be liable to or indemnify Enterayon in connection with any representation or warranty contained in Section 7 if and to the extent that Enterayon did not rely upon such representation or warranty.

(b)
Enterayon shall be liable to Patterson for and shall, in addition, indemnify Patterson from and against, all losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Patterson which would not have been suffered, sustained, paid or incurred had all of the representations and warranties contained in Section 8 been accurate and truthful, provided however that nothing in this Subsection 9(b) shall be construed so as to cause Enterayon to be liable to or indemnify Patterson in connection with any representation or warranty contained in Section 8 if and to the extent that Patterson did not rely upon such representation or warranty.

(c)
Notwithstanding any other provision in this Agreement, Patterson shall not be liable to or be required to indemnify Enterayon in respect of any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by Enterayon in respect of which Enterayon is liable to and has indemnified  pursuant to subsection 9(b).

10.	COVENANTS

During the currency of this Agreement, the Parties shall:

(a)	not do any other act or thing which would or might in any way adversely affect the rights of the Parties hereunder,

(b)
make available to all Parties and their representatives all available relevant technical data, geotechnical reports, maps, digital files and other data with respect to the Acquisition Lands in Parties' possession or control, including soil samples, and all records and files relating to the Acquisition Lands and permit Parties and their representatives at their own expense to take abstracts therefrom and make copies thereof;

(c)	promptly provide all Parties with any and all notices and correspondence received from government agencies in respect of the Acquisition Lands; and

(d)	cooperate fully with each other in conducting exploration and in obtaining any surface and other rights on or related to the Acquisition Lands as is reasonably required.

11.	DISPOSITION

Any sale, assignment or transfer by a Party of all or any part of its rights or obligations hereunder shall include a provision whereby the purchaser, successor or assignee, as the case may be, shall agree to assume the rights and be subject to all the liabilities and obligations of the transferring Party under this Agreement.

12.	REGISTRATION

Enterayon shall have the right to register notice of this Agreement for the sole purpose of giving notice of its rights under this Agreement to the applicable ministries of the British Columbia Government.

13.	FURTHER ASSURANCES

Each Party will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

Furthermore, in recognition of the July 8 2006 Letter of Intent between Enterayon and Patterson, it was originally intended to include the Platinum Storm (PS) and Platinum Dragon (PD) tenures as part of the current Agreement.  Through no fault of Patterson, PS and PD were withdrawn from the Agreement due to regulatory issues mandated by British Columbia that made PS and PD part of a "No Registration Reserve".  As a result of the removal of the PS and PD tenures from the Agreement, the purchase price has accordingly been reduced by mutual agreement between Enterayon and Patterson and memorialized in this Agreement.  If at some point in the future Patterson is able to re-acquire PS and PD, it is agreed that those tenures will then be offered to Enterayon at the original acquisition price memorialized in the July 8 2006 Letter of Intent, less the sums paid to date under this Agreement.

It should be further noted within this Agreement that Patterson is not qualified by education or experience to make any judgments on the economic viability of the mining claims or minerals contained there-in, and as such will be held harmless for any information provided both verbal and written, expressed or implied, with regard to the economic, technical, or geological aspects of the Acquisition Lands.  Any such conclusions are the product of Enterayon’s own due diligence, of which it bears sole responsibility.

14.	ENTIRE AGREEMENT

The provisions contained in any and all documents and agreements collateral hereto shall at all times be read subject to the provisions of this Agreement and, in the event of conflict, the provisions of this Agreement shall prevail.  No amendments shall be made to this Agreement unless in writing, executed by the Parties.  This Agreement supersedes all other agreements, documents, writings and verbal understandings between the Parties relating to the subject matter hereof and expresses the entire agreement of the Parties with respect to the subject matter hereof.

15.	GOVERNING LAW

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of British Columbia and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of British Columbia.  The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

16.	ENUREMENT

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and assigns.

17.	TIME OF THE ESSENCE

Time shall be of the essence in this Agreement.

18.	NOTICES

The addresses for service and the fax numbers of the Parties shall be as follows:

Patterson -	Tom Patterson

1032 Stephens Road

Roberts Creek, BC, Canada V0N-2W4

Fax No.: n/a

Enterayon -	2120 Bethel Road

Lansdale PA 19446 USA

Attention: Perry Leopold

Fax No.: 215-661-8959

All notices, communications and statements required, permitted or contemplated hereunder shall be in writing, and shall be delivered as follows:

(a)	by personal service on a Party at the address of such Party set out above, in which case the item so served shall be deemed to have been received by that Party when personally served;

(b)	by facsimile transmission to a Party to the fax number of such Party set out above, in which case the item so transmitted shall be deemed to have been received by that Party when transmitted; or

(c)	except in the event of an actual or threatened postal strike or other labor disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a Party

(d)	at the address of such Party set out above, in which case the item so mailed shall be deemed to have been received by that Party on the fifth day following the date of mailing.

A Party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other Party.

19.	CURRENCY

All references to currency herein shall be deemed to be United States currency, unless otherwise indicated.

20.	EXECUTION BY COUNTERPART AND FACSIMILIE

(a)
This Agreement may be executed in counterpart, no one copy of which need be executed by the Parties.  A valid and binding contract shall arise if and when counterpart execution pages are executed and delivered by the Parties

(b)
The Parties will be entitled to rely upon delivery by facsimile machine of executed copies of the executed Agreement will be legally effective to create a valid and binding agreement between the Parties in accordance with the terms hereof.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year written above.

ENTERAYON INC.

Per: /s/ Perry Leopold

   /s/ Tom Patterson
TOM PATTERSON

This is Schedule "A" attached to and forming part of a Acquisition Agreement made as of the 7th day of August, 2006 between Tom Patterson and Enterayon Inc.

ACQUISITION LANDS

Tenure Number	Tenure Type	Claim Name	Owner	Map Number	Good To Date	Status	Area
521598	Placer	MAGDOG	137605 (100%)	092G	2006/OCT/28	GOOD	124.729
524660	Placer	PLATINUM THUNDER	137605 (100%)	092G	2007/JAN/03	GOOD	145.48

Mineral	Titles	Online	Viewer

Public Access
Tenure Detail

Tenure Number ID	521598 View Tenure
Tenure Type	Placer (P)
Tenure Sub Type	Claim (C)
Title Type	Placer Cell Title Submission (PCX)
Mining Division
Good To Date	2006/OCT/28
Issue Date	2005/OCT/28
Termination Type
Termination Comments
Termination Date
Tag Number
Claim Name	MAGDOG
Old Tenure Code
Area In Hectares	124.729

Map Numbers:
092G

Owners:
137605	THOMAS GEORGE PATTERSON	100.0%

Tenure Events:	Submitter		Event	Effective Date
	137605	THOMAS GEORGE PATTERSON	CEXT Claim Registration (Acquisition)(4052986)	2005/OCT/28
10

Mineral	Titles	Online	Viewer

Public Access
Tenure Detail

Tenure Number ID	524660 View Tenure
Tenure Type	Placer (P)
Tenure Sub Type	Claim (C)
Title Type	Placer Cell Title Submission (PCX)
Mining Division
Good To Date	2007/JAN/03
Issue Date	2006/JAN/03
Termination Type
Termination Comments
Termination Date
Tag Number
Claim Name	PLATINUM THUNDER
Old Tenure Code
Area In Hectares	145.48

Map Numbers:
092G

Owners:
137605	THOMAS GEORGE PATTERSON	100.0%

Tenure Events:	Submitter		Event	Effective Date
	137605	THOMAS GEORGE PATTERSON	CEXT Claim Registration (Acquisition)(4061962)	2006/JAN/03

This is Schedule "B" attached to and forming part of a Acquisition Agreement made as of the 7th day of August, 2006 between Tom Patterson and Enterayon Inc..

NET SMELTER RETURNS ROYALTY AGREEMENT

THIS AGREEMENT made as of the 7th day of August, 2006

BETWEEN:

_ENTERAYON INC_______,

 (hereinafter called the "Owner");

- and -

_TOM PATTERSON_______,

(hereinafter called "Royalty Holder").

WHEREAS pursuant to a Acquisition agreement dated August 7, 2006 between Tom Patterson and Enterayon Inc (the "Acquisition Agreement"),  the Owner has acquired an undivided 100% interest in the Acquisition Lands;

AND WHEREAS pursuant to the Acquisition Agreement, the Owner shall grant the Royalty Holder the Net Smelter Royalty on all production from the Acquisition Lands;

NOW THEREFORE that in consideration of the Acquisition Agreement, and the mutual covenants contained in this Agreement the Parties agree as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires:

(a)	"Agreement" means this Net Smelter Returns Royalty Agreement;

(b)	"Commencement of Commercial Production" means:

(i)
If a Mill is located on the Acquisition Lands, the last day of a period of forty (40) consecutive days in which for not less than thirty (30) days such Mill processed ore from the Acquisition Lands at seventy-five percent (75%) of its rated concentrating capacity, or

(ii)
If no Mill is located on the Acquisition Lands, the last day of the first period of thirty (30) consecutive days during which ore has been shipped from the Acquisition Lands on a reasonably regular basis for the purposes of earning revenues, but no period of time during which ore or concentrate is shipped from the Acquisition Lands for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, shall be taken into account in determining the date of Commencement of Commercial Production;

(c)	"Acquisition Lands" means those lands as set out in Schedule "A" of the Acquisition Agreement;

(d)
"Mill" means the crusher, concentrator and other processing facilities constructed on or in proximity to the Acquisition Lands and used for the processing of production from the Acquisition Lands, whether or not in conjunction with or after production from any other mineral property.

(e)
"Net Smelter Returns" shall mean the aggregate of all payments from a smelter, Reduction Works, refinery or other processor or bona fide purchaser received for ores, concentrates or other products and minerals produced from the Acquisition Lands after the deduction for all the following costs, without duplication, related to such payments:

(i)
all charges by a smelter, Reduction Works, refinery or purchaser, including, selling charges, treatment, smelting, or other Reduction Works charges, penalties and all other deductions and expenses, but excluding all charges by a Mill or incurred by the process or the milling of ore,

(ii)
all costs of transportation (except transportation costs associated with moving material to an off-site Mill) incurred on all ores, concentrates or other products and minerals produced, whether transported by the Owner or a third party and including charges by common or contract carriers, and

(iii)
the amount of all federal and provincial taxes, but not income tax, imposed upon or in connection with removal or sale of ores, concentrates or other products and minerals, other than federal and provincial income tax;

(f)	"Party" means a party to this Agreement "Parties" means all parties to this Agreement;

(g)	"Reduction Works" means any works in which concentrated, upgraded or beneficiated minerals are refined; and

(h)	this Agreement", "herein", "hereto", "hereof" and similar expressions mean and refer to this Agreement;

2.	NET SMELTER ROYALTY

As of the Commencement of Commercial Production, the Owner shall pay to the Royalty Owner two percent (2.0%) of Net Smelter Returns (the "Net Smelter Returns Royalty").

3.	CLAW BACK

The Owner may, at any time, elect to acquire 60% of the Net Smelter Returns Royalty on payment of US$ 500,000 to the Royalty Owner.

4.	PAYMENT

Payments on account of the Net Smelter Returns Royalty shall be made by the Owner monthly on or before the first day of each calendar month following the month in which settlement is made by smelter or other purchaser of ores, concentrates or other products and minerals produced from the Acquisition Lands, and each such payment shall be accompanied by a complete copy of settlement schedules received from the said smelter or other purchaser.

5.	SALES TO AN AFFILILATE

In the event that the ores, concentrates or other products and minerals are sold to, or are treated at, a smelter or Reduction Works owned or operated by the Owner or any "affiliate" (as defined in the Business Corporations Act (British Columbia)) of the Owner, the prices received, and the charges levied for processing services, shall be included in the calculations used to compute Net Smelter Returns, but the prices received shall not be less than those which could be received if negotiated on an arm’s length basis, and the charges shall not exceed the average to the highest and lowest charges charged for similar processing services at the nearest two smelters or Reduction Works in which ores, concentrates or other products and minerals are sold to any person or corporation dealing at arm’s length with the Owner.

6.	RECORDS AND AUDIT

The Owner shall keep separate, complete and accurate records pertaining to the calculation of the royalty. The Royalty Holder shall bear the right, at all reasonable times and upon reasonable notice to the Owner to audit books and records of the Owner with respect to determination of the amounts due on account of the Net Smelter Returns Royalty. In the event that any such audit reveals no significant variance from the Owner’s calculations, the cost of such audit shall be borne by the Royalty Holder. If, however, the audit reveals a significant variance from the Owner’s calculations, the Owner shall be responsible for paying interest on the amount of any shortfall at the prime rate plus 2% and in addition shall reimburse the Royalty Holder for the costs of conducting the audit. A significant variance is defined hereunder as a variance which results in an additional amount becoming payable to the Royalty Holder, which amount is equal  to or greater than the cost of conducting the audit which revealed the variance.

7.	FURTHER ASSURANCES

Each Party will, from time to time and at all times hereafter upon request, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

8.	GOVERNING LAW

This Agreement shall, in all respects, be subject to, interpreted, construed and enforced in accordance with and under the laws of the Province of British Columbia and applicable laws of Canada and shall, in all respects, be treated as a contract made in the Province of British Columbia.  The Parties irrevocably attorn and submit to the exclusive jurisdiction of the courts of the Province of British Columbia and courts of appeal therefrom in respect of all matters arising out of or in connection with this Agreement.

9.	ENUREMENT

This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective administrators, trustees, receivers, successors and assigns.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year written above.